                                                                     EXHIBIT 4.4



                              REMARKETING AGREEMENT

         REMARKETING AGREEMENT, dated as of June 22, 1998 (the "Remarketing Agreement"), between Simon DeBartolo Group, L.P., a Delaware limited partnership (the "Company"), and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch" and, in its capacity as the remarketing dealer hereunder, the "Remarketing Dealer").

         WHEREAS, the Company has issued $200,000,000 aggregate principal amount of its 7.0% MandatOry Par Put Remarketed Securities(SM) due June 15, 2028 (the "MOPPRS(SM)"), pursuant to an indenture, dated as of November 26, 1996 (the "Original Indenture"), among the Company, Simon Property Group, L.P., a Delaware limited partnership (which, effective December 31, 1997, was merged into the Company) and The Chase Manhattan Bank, as trustee (the "Trustee"), as supplemented by a sixth supplemental indenture dated as of June 22, 1998, between by the Company and the Trustee (the Original Indenture, as so supplemented and as it may be further amended or supplemented, the "Indenture"); and

         WHEREAS, the MOPPRS are being sold initially pursuant to a purchase agreement, dated June 16, 1998 (the "Purchase Agreement"), among the Company, Simon DeBartolo Group, Inc., a Maryland real estate investment trust which is a general partner of the Company ("SDG"), SD Property Group, Inc., an Ohio corporation which is the managing general partner of the Company ("SD Property") and the Initial Purchasers named therein (collectively, the "Initial Purchasers"), for whom Merrill Lynch and Morgan Stanley & Co. Incorporated ("Morgan Stanley") are acting as representatives (in such capacity, the "Representatives"); and

         WHEREAS, the Company has prepared a preliminary offering memorandum dated June 5, 1998 (the "Preliminary Offering Memorandum") and a final offering memorandum dated June 16, 1998 (the "Final Offering Memorandum" and, together with the Preliminary Offering Memorandum, the "Offering Memorandum") in connection with the offering of the MOPPRS pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "1933 Act"); and

         WHEREAS, the Company, in connection with the issuance of the MOPPRS, has entered into a Registration Rights Agreement, dated June 22, 1998 (the "Registration Rights Agreement"), relating to the MOPPRS; and


-------------------
"MandatOry Par Put Remarketed Securities(SM)" and "MOPPRS(SM)" are service marks owned by Merrill Lynch & Co., Inc.

         WHEREAS, Merrill Lynch is prepared to act as the Remarketing Dealer with respect to the remarketing of the MOPPRS on June 16, 2008 (the "Remarketing Date") pursuant to the terms of, but subject to the conditions set forth in, this Agreement;

         NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

         1. DEFINITIONS. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Indenture (including the form of the MOPPRS). As used herein, the term MOPPRS shall include the MOPPRS sold initially pursuant to the Purchase Agreement (the "Original MOPPRS") or, as the case may be, the securities issued in exchange therefor as contemplated by the Registration Rights Agreement (the "Exchange Offer MOPPRS") or, if applicable, MOPPRS with respect to which a shelf registration statement is declared effective as contemplated by the Registration Rights Agreement (the "Shelf MOPPRS").

         2. REPRESENTATIONS AND WARRANTIES. (a) The Company represents and warrants to the Remarketing Dealer as of the date hereof, the Notification Date (as defined below), the Determination Date (as defined below) and the Remarketing Date (each such date being hereinafter referred to as a "Representation Date"), that (i) it has made all the filings with the Securities and Exchange Commission (the "Commission") that it is required to make under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder (the "1934 Act Regulations") (collectively, the "1934 Act Documents"), (ii) each 1934 Act Document complies in all material respects with the requirements of the 1934 Act and 1934 Act Regulations, and each 1934 Act Document did not at the time of filing with the Commission, and as of each Representation Date, as modified or superseded by any subsequently filed 1934 Act Document on or prior to such Representation Date, will not, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty shall not apply to statements in or omissions from any 1934 Act Document made in reliance upon and in conformity with information furnished to the Operating Partnership in writing by any Initial Purchaser through the Representatives expressly for use in such 1934 Act Document, and (iii) the applicable Remarketing Materials (as defined herein), as of each Representation Date after the date hereof, as modified or superseded by any subsequently filed 1934 Act Document on or prior to such Representation Date (or, if applicable, by any document filed pursuant to the 1933 Act and the rules and regulations thereunder (the "1933 Act Regulations")), will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
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(a) The Company further represents and warrants to the Remarketing Dealer as of each Representation Date as follows:

              (i) The accountants who certified the financial statements and supporting schedules included or incorporated by reference in the 1934 Act Documents are independent public accountants as required by the 1933 Act and the 1933 Act Regulations.

              (ii) The financial statements included or incorporated by reference in the 1934 Act Documents, together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders' equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included or incorporated by reference in the 1934 Act Documents present fairly in accordance with GAAP the information required to be stated therein. The pro forma financial statements and the related notes thereto, if any, included or incorporated by reference in the 1934 Act Documents present fairly the information shown therein, have been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

              (iii) Since the respective dates as of which information is given in the 1934 Act Documents, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, assets, business affairs or business prospects of the Company, SDG, M.S. Management Associates, Inc., a Delaware corporation ("SPG Management Company"), M.S. Management Associates (Indiana), Inc., an Indiana corporation ("Management (Indiana)"), Simon MOA, Inc., an Indiana corporation ("MOA"), DeBartolo Properties Management, Inc., an Ohio corporation ("DRC Management," and together with SPG Management Company, Management (Indiana), MOA and any other management company in which either the Company or SDG may now or hereafter have an interest, the "Management Companies"), any subsidiary of the Company or SDG which may now or hereafter be qualified as a real estate investment trust under the Internal Revenue Code of 1986, as amended (collectively, the "Qualified Reit Subs") or any other now or hereafter existing subsidiary of the Company (other than any Property Partnership (as defined below)) (the Company, SDG, the Management Companies, and the Qualified Reit Subs and such other subsidiaries being sometimes hereinafter collectively referred to as the "Simon DeBartolo Entities" and individually as a "Simon DeBartolo Entity"), or of any entity which owns any SDG Property (as such term is defined in the Offering Memorandum) or any direct interest in any SDG Property (the "Property Partnerships") whether or not arising in the ordinary course of business, which would be material to the Company and SDG, taken as a whole (anything which would be material to the Company and SDG, taken as a whole, being hereinafter referred to as "Material"; and such a material adverse change, a "Material Adverse Effect"), (B) no casualty loss or condemnation or other adverse event with respect to the SDG Properties has occurred which would be Material, (C) there have been no transactions or acquisitions entered into by the Simon DeBartolo Entities or the Property Partnerships, other than those in the ordinary course of business, which would be Material, (D) except for distributions in amounts per unit that are consistent with past practices, there has been no distribution of any kind declared, paid or made by the Company on any of its general, limited and/or preferred partnership interests, and (E) there has been no change in the capital stock of the corporate Simon DeBartolo Entities or in the partnership interests of the Company or any Property Partnership, or any increase in the indebtedness of the Simon DeBartolo Entities, the Property Partnerships or the SDG Properties which would be Material.

              (iv) The Company is duly organized and validly existing as a limited partnership in good standing under the laws of the State of Delaware, with the requisite power and authority to own, lease and operate its properties, to conduct the business in which it is engaged and proposes to engage as described in the 1934 Act Documents and to enter into and perform its obligations under this Agreement. The Company is duly qualified or registered as a foreign partnership and is in good standing in each jurisdiction in which such qualification or registration is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or register would not have a Material Adverse Effect.

              (v) SDG has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland and has corporate power and authority to own, lease and operate its properties and to conduct the business in which it is engaged and proposes to engage as described in the 1934 Act Documents and to enter into and perform its obligations under, or as contemplated under, this Agreement. SDG is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not result in a Material Adverse Effect.
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              (vi) Each of the Simon DeBartolo Entities other than the Company and SDG has been duly organized and is validly existing as a corporation, limited partnership, limited liability company or other entity, as the case may be, in good standing under the laws of the state of its jurisdiction of incorporation or organization, as the case may be, with the requisite power and authority to own, lease and operate its properties, and to conduct the business in which it is engaged or proposes to engage as described in the 1934 Act Documents. Each such entity is duly qualified or registered as a foreign corporation, limited partnership or limited liability company or other entity, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification or registration is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or register would not have a Material Adverse Effect. Except as otherwise stated in the 1934 Act Documents, all of the issued and outstanding capital stock or other equity interests of each such entity has been duly authorized and validly issued and is fully paid and non-assessable, has been offered and sold in compliance with all applicable laws (including without limitation, federal or state securities laws) and are owned, directly or indirectly, by the Company, the Management Companies or SDG, in each case free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity (collectively, "Liens"). No shares of capital stock or other equity interests of such entities are reserved for any purpose, and there are no outstanding securities convertible into or exchangeable for any capital stock or other equity interests of such entities and no outstanding options, rights (preemptive or otherwise) or warrants to purchase or to subscribe for shares of such capital stock or any other securities of such entities, except as disclosed in the 1934 Act Documents. No such shares of capital stock or other equity interests of such entities were issued in violation of preemptive or other similar rights arising by operation of law, under the charter or bylaws of such entity or under any agreement to which any Simon DeBartolo Entity is a party.

              (vii) Each of the Property Partnerships is duly organized and validly existing as a limited or general partnership, as the case may be, in good standing under the laws of its respective jurisdiction of formation. Each of the Property Partnerships has the requisite power and authority to own, lease and operate its properties, and to conduct the business in which it is engaged. Each of the partnership agreements of the Property Partnerships is in full force and effect. Each of the Property Partnerships is duly qualified or registered as a foreign partnership to transact business and is in good standing in each jurisdiction in which such qualification or registration is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or register would not have a Material Adverse Effect.

              (viii) This Agreement has been duly authorized, executed and delivered by the Company.

              (ix) The Indenture has been duly authorized, executed and delivered by the Company, and assuming due authorization, execution and delivery by the Trustee, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Original Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the "1939 Act").

              (x) The MOPPRS have been duly authorized and executed by the Company and authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in the Purchase Agreement, and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and are in the form contemplated by, and entitled to the benefits of, the Indenture.

              (xi) The Exchange Offer MOPPRS have been duly authorized by the Company for issuance and sale pursuant to the Indenture and the Registration Rights Agreement and, when executed, authenticated, issued and delivered in the manner provided for in the Registration Rights Agreement and the Indenture and delivered against payment of consideration therefor in the form of Original MOPPRS, will constitute valid and legally binding obligations of the Company, entitled to the benefit of the Indenture, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Such Exchange Offer MOPPRS will be in the form contemplated by, and each registered holder thereof will be entitled to the benefits of, the Indenture.

              (xii) None of the Simon DeBartolo Entities or any Property Partnership is in violation of its charter, by-laws, certificate of limited partnership or partnership agreement or other organizational document, as the case may be, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which any such entity is a party or by which or any of them may be bound, or to which any of its property or assets or any SDG Property may be bound or subject (collectively, "Agreements and Instruments"), except for such violations or defaults that would not result in a Material Adverse Effect.

              (xiii) The execution, delivery and performance of this Agreement, the Indenture and the MOPPRS and the consummation of the transactions contemplated herein and in the Offering Memorandum (including the issuance and sale of the MOPPRS and the use of the proceeds from the sale of the MOPPRS as described in the Offering Memorandum under the caption "Use of Proceeds") and compliance by the Company with its obligations hereunder and under the Indenture and the MOPPRS have been duly authorized by all necessary partnership action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any assets, properties or operations of the Company or any other Simon DeBartolo Entity or any Property Partnership pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter, by-laws, limited liability company agreement, certificate of limited partnership or partnership agreement, as the case may be, of the Company or any other Simon DeBartolo Entity or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any subsidiary or any of their assets, properties or operations. As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a material portion of such indebtedness by the Company, any other Simon DeBartolo Entity or any Property Partnership.

              (xiv) There is no action, suit, proceeding, inquiry or investigation before or by any court or governmental agency or body, domestic or foreign, now pending, or to the knowledge of the Company threatened against or affecting the Company, any other Simon DeBartolo Entity, or any Property Partnership or any officer or director of the

         Company which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the assets, properties or operations thereof or the consummation of this Agreement, or the transactions contemplated herein. The aggregate of all pending legal or governmental proceedings to which the Company or any other Simon DeBartolo Entity, or any Property Partnership is a party or of which any of their respective assets, properties or operations is the subject which are not described in the 1934 Act Documents including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

              (xv) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the remarketing of the MOPPRS hereunder or the consummation of the transactions contemplated by this Agreement or for the due execution, delivery or performance of the Indenture by the Company, except such as have been or shall have been obtained.

              (xvi) Each of the Company, the other Simon DeBartolo Entities and the Property Partnerships is not an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

              (xvii) The Company and the other Simon DeBartolo Entities and each Property Partnership possess such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them except for such Governmental Licenses the failure of which to obtain would not, singly or in the aggregate, result in a Material Adverse Effect. The Company and the other Simon DeBartolo Entities and each Property Partnership are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not result in a Material Adverse Effect. None of the Company, the other Simon DeBartolo Entities or any Property Partnership has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

              (xviii) No labor dispute with the employees of the Company or any other Simon DeBartolo Entity or any Property Partnership exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary's principal suppliers, manufacturers, customers or contractors, which dispute or disturbance, in either case, may reasonably be expected to result in a Material Adverse Effect.

              (xix) Each of the Simon DeBartolo Entities and the Property Partnerships has filed all federal, state, local and foreign income tax returns which have been required to be filed (except in any case in which an extension has been granted or the failure to so file would not have a Material Adverse Effect) and has paid all taxes required to be paid and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except, in all cases, for any such tax, assessment, fine or penalty that is being contested in good faith.

              (xx) To the knowledge of the Company, none of the Simon DeBartolo Entities or the Property Partnerships is required to own, possess or obtain the consent of any holder of any trademarks, service marks, trade names or copyrights not now lawfully owned, possessed or licensed in order to conduct the business now operated by such entity.

              (xxi) The Company, the other Simon DeBartolo Entities and the Property Partnerships have good and marketable title to the SDG Properties free and clear of Liens, except (A) as otherwise disclosed in the 1934 Act Documents, or referred to in any title policy for such SDG Property, or (B) those which do not, singly or in the aggregate, Materially (i) affect the value of such property or (ii) interfere with the use made and proposed to be made of such property by the Company, any other Simon DeBartolo Entity or any Property Partnership. All leases and subleases under which the Company, any other Simon DeBartolo Entity or any Property Partnerships hold properties are in full force and effect, except for such which would not have a Material Adverse Effect. None of the Company, the other Simon DeBartolo Entities or the Property Partnerships has received any notice of any Material claim of any sort that has been asserted by anyone adverse to the rights of the Company, any other Simon DeBartolo Entity or the Property Partnerships under any Material leases or subleases, or affecting or questioning the rights of the Company, such other Simon DeBartolo Entity or the Property Partnerships of the continued possession of the leased or subleased premises under any such lease or sublease, other than claims that would not have a Material Adverse Effect. All liens, charges, encumbrances, claims or restrictions on or affecting any of the SDG Properties and the assets of any Simon DeBartolo Entity or any Property Partnership which are required to be disclosed in the 1934 Act Documents are disclosed therein. None of the Simon DeBartolo Entities, the Property

         Partnerships or any tenant of any of the SDG Properties is in default under any of the ground leases (as lessee) or space leases (as lessor or lessee, as the case may be) relating to, or any of the mortgages or other security documents or other agreements encumbering or otherwise recorded against, the SDG Properties, and the Company does not know of any event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of such documents or agreements, in each case, other than such defaults that would not have a Material Adverse Effect. No tenant under any of the leases, pursuant to which the Company or any Property Partnership, as lessor, leases its SDG Property, has an option or right of first refusal to purchase the premises demised under such lease, the exercise of which would have a Material Adverse Effect. Each of the SDG Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the SDG Properties), except for such failures to comply that would not in the aggregate have a Material Adverse Effect. The Company does not have knowledge of any pending or threatened condemnation proceeding, zoning change, or other proceeding or action that will in any manner affect the size of, use of, improvements on, construction on or access to, the SDG Properties, except such proceedings, changes or actions that would not have a Material Adverse Effect.

              (xxii) Except as otherwise disclosed in the 1934 Act Documents and except such violations as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company, any of the other Simon DeBartolo Entities nor any Property Partnership is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law and any judicial or administrative interpretation thereof including any judicial or administrative order, consent, decree of judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (B) the Company, the other Simon DeBartolo Entities and the Property Partnerships have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements,
         (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company, any of the other Simon DeBartolo Entities or the Property Partnerships and (D) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company, any of the other Simon DeBartolo Entities or any Property Partnership relating to any Hazardous Materials or the violation of any Environmental Laws.

         References in the foregoing representations and warranties to the 1934 Act Documents shall be deemed to refer to the Registration Statement (as defined in Section 3(b) below) and Prospectus (as defined in Section 3(b) below), in each case including the documents incorporated by reference therein, if such are required pursuant to Section 3(e) hereof.

              (b) Additional Certifications. Any certificate signed by any director or officer of the Company and delivered to the Remarketing Dealer or to counsel for the Remarketing Dealer in connection with the remarketing of the MOPPRS shall be deemed a representation and warranty by the Company to the Remarketing Dealer as to the matters covered thereby.

         Section 3. Covenants of the Company. The Company covenants with the Remarketing Dealer as follows:

         (a) The Company will provide prompt notice by telephone, confirmed in writing (which may include facsimile or other electronic transmission), to the Remarketing Dealer of (i) any notification or announcement by a "nationally recognized statistical rating organization" (as defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act) with regard to the ratings of any securities of the Company, including, without limitation, notification or announcement of a downgrade in or withdrawal of the rating of any security of the Company or notification or announcement of the placement of any rating of any securities of the Company under surveillance or review, including placement on CreditWatch or on Watch List with negative implications, or (ii) the occurrence at any time of any event set forth in Section 8(b) of this Agreement.

         (b) The Company will furnish to the Remarketing Dealer:

              (i) if required as provided in paragraph (e) below for purposes of the remarketing, a then currently effective registration statement under the 1933 Act and a then current prospectus relating to the MOPPRS to be used by the Remarketing Dealer for remarketing and resale of the MOPPRS (such registration statement (whether consisting of the registration statement relating to the Exchange Offer MOPPRS or the Shelf MOPPRS or, in each case, any amendment thereto or a new registration statement) and any amendments thereto, including any such prospectus (whether consisting of the prospectus relating to the Exchange Offer MOPPRS or the Shelf MOPPRS or, in each case, any amendment or supplement thereto or a new prospectus) relating to the MOPPRS constituting a part thereof, and all documents incorporated therein by reference, as from time to time amended or supplemented pursuant to the 1934 Act, the 1933 Act, or otherwise, are referred to herein as the "Registration Statement" and the "Prospectus," respectively), except that if any revised prospectus shall be provided to the Remarketing Dealer by the Company for use in connection with the remarketing of the MOPPRS which differs from the Prospectus on file at the Commission at the time the Registration Statement becomes effective, the term "Prospectus" shall refer to such revised prospectus from and after the time it is first provided to the Remarketing Dealer for such use);

              (ii) each 1934 Act Document filed after the date hereof for so long as this Agreement shall remain in effect; and

              (iii) in connection with the remarketing of MOPPRS, such other information as the Remarketing Dealer may reasonably request from time to time.

         The Company agrees to provide the Remarketing Dealer with as many copies of the foregoing written materials and other Company approved information as the Remarketing Dealer may reasonably request for use in connection with the remarketing of MOPPRS and consents to the use thereof for such purpose.

         (c) If, at any time during which the Remarketing Dealer would be obligated to take any action under this Agreement, any event or condition known to the Company relating to or affecting the Company, any subsidiary thereof or the MOPPRS shall occur which could reasonably be expected to cause any of the reports, documents, materials or information referred to in paragraph (b) above or any document incorporated therein by reference (collectively, the "Remarketing Materials") to contain an untrue statement of a material fact or omit to state a material fact, the Company shall promptly notify the Remarketing Dealer in writing of the circumstances and details of such event or condition.

         (d) So long as the MOPPRS are outstanding, the Company will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

         (e) The Company will comply with the 1933 Act and the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations and the 1939 Act and the rules and regulations of the Commission thereunder so as to permit the completion of the remarketing of the MOPPRS, as contemplated in this Agreement and in the Offering Memorandum. In furtherance of the foregoing, if it shall be necessary, in the opinion of counsel for the Remarketing Dealer or for the

Company, to have a Registration Statement and a Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations and the Commission's interpretations of the 1933 Act and the 1933 Act Regulations, or if at any time when a Prospectus is required by the 1933 Act to be delivered in connection with remarketing and resales of the MOPPRS, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Remarketing Dealer or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, the Company, at its expense, will promptly (i) prepare and file with the Commission such Registration Statement and Prospectus, or such amendment or supplement as may be necessary to correct such statement or omission as referred to above or to make the Registration Statement or the Prospectus comply with such requirements as referred to above, (ii) furnish to the Remarketing Dealer such number of copies of such Registration Statement and Prospectus or such amendment, supplement or other document as the Remarketing Dealer may reasonably request and (iii) furnish to the Remarketing Dealer an officers' certificate, an opinion (including a statement as to the absence of material misstatements in or omissions from the Registration Statement and Prospectus, as amended or supplemented) of counsel for the Company satisfactory to the Remarketing Dealer and a "comfort letter" from the Company's independent accountants, in each case in form and substance satisfactory to the Remarketing Dealer, of the same tenor as the officers' certificate, opinion and comfort letter, respectively, delivered pursuant to the Purchase Agreement, but modified to relate to the Registration Statement and Prospectus as amended or supplemented to the date thereof.

         (f) The Company agrees that neither it nor any of its subsidiaries or affiliates shall defease, purchase or otherwise acquire, or enter into any agreement to defease, purchase or otherwise acquire, any of the MOPPRS prior to the remarketing thereof by the Remarketing Dealer, other than pursuant to
Section 4(g) or 4(h) of this Agreement, without the prior written consent of the Remarketing Dealer. If the Remarketing Dealer, in its sole discretion, elects to give its consent to any request of the Company pursuant to this Section 3(f), the Remarketing Dealer will have rights set forth in Section 11(e).

         (g) Notwithstanding any provision to the contrary set forth in the Indenture, the Company shall (i) use its best efforts to maintain the MOPPRS in book-entry form with The Depository Trust Company ("DTC") or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the MOPPRS in book-entry form, and (ii) waive any discretionary right it otherwise has under the Indenture to cause the MOPPRS to be issued in certificated form.

         (h) To the extent that a Registration Statement and a Prospectus are required as contemplated in paragraph (e) above, the Company will comply with covenants of the same tenor as those set forth in the Purchase Agreement, but modified to relate to the Registration Statement and Prospectus.

         Section 4. Appointment and Obligations of the Remarketing Dealer. (a) Unless this Agreement is otherwise terminated in accordance with Section 11 hereof, in accordance with the terms, but subject to the conditions, of this Agreement, the Company hereby appoints Merrill Lynch, and Merrill Lynch hereby accepts such appointment, as the exclusive Remarketing Dealer with respect to $200,000,000 aggregate principal amount of MOPPRS, subject further to repurchase of the MOPPRS in accordance with clause (g) of this section or redemption of the MOPPRS in accordance with clause (h) of this section.

         (b) It is expressly understood and agreed by the parties hereto that the obligations of the Remarketing Dealer hereunder with respect to the MOPPRS to be remarketed on the Remarketing Date are conditioned on (i) the issuance and delivery of such MOPPRS pursuant to the terms and conditions of the Purchase Agreement and (ii) the Remarketing Dealer's election on the Notification Date to purchase the MOPPRS for remarketing on the Remarketing Date. It is further expressly understood and agreed by and between the parties hereto that, if the Remarketing Dealer has elected to remarket the MOPPRS pursuant to clause (c) below, the Remarketing Dealer shall not be obligated to set the Interest Rate to Maturity on any MOPPRS, to remarket any MOPPRS or to perform any of the other duties set forth herein at any time after the Notification Date that (i) any of the conditions set forth in clause (a) of Section 8 hereof shall not have been fully and completely met to the satisfaction of the Remarketing Dealer, or (ii) any of the events set forth in clause (b) of Section 8 hereof shall have occurred.

         (c) On a Business Day not later than five Business Days prior to the Remarketing Date, the Remarketing Dealer shall notify the Company and the Trustee as to whether it elects to purchase the MOPPRS on the Remarketing Date (the "Notification Date"). If, and only if, the Remarketing Dealer so elects, the MOPPRS shall be subject to mandatory tender to the Remarketing Dealer for remarketing on the Remarketing Date, subject to the conditions described herein.

         (c) Subject to the Remarketing Dealer's election to remarket the MOPPRS as provided in clause (c) above, the Interest Rate to Maturity shall be determined by the Remarketing Dealer by 3:30 p.m., New York City time, on the third Business Day preceding the Remarketing Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum, and will be equal to the sum of 5.649% (the "Base Rate") plus the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the MOPPRS.

         The "Applicable Spread" will be the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealer on the Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of the MOPPRS at a purchase price equal to the Dollar Price, but assuming (i) an issue date equal to the Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the Stated Maturity Date of the MOPPRS, and (iii) a stated annual interest rate, payable semiannually on each Interest Payment Date for the MOPPRS, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the MOPPRS, the Company and the Trustee.

         "Dollar Price" means, with respect to the MOPPRS, the present value determined by the Remarketing Dealer, as of the Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Remarketing Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below).

         "Reference Corporate Dealers" means leading dealers of publicly traded debt securities of the Company in The City of New York (which may include the Remarketing Dealer or one of its affiliates, but not both the Remarketing Dealer and one of its affiliates) selected by the Remarketing Dealer and reasonably acceptable to the Company.

         "Treasury Rate" means, with respect to the Determination Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues (as defined below), assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined below) for the Determination Date.

         "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated remaining maturity or maturities of 30 years.

         "Comparable Treasury Price" means, with respect to the Determination Date, (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page
500), or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on the Determination Date, (i) the average of the Reference Treasury

Dealer Quotations for the Determination Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the Determination Date.

         "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (or their respective affiliates which are primary U.S. Government securities dealers) and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Remarketing Dealer shall substitute therefor another Primary Treasury Dealer.

         "Remaining Scheduled Payments" means, with respect to the MOPPRS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the Remarketing Date to and including the Stated Maturity Date, as determined by the Remarketing Dealer.

         (d) Subject to the Remarketing Dealer's election to remarket the MOPPRS as provided in clause (c) above, the Remarketing Dealer shall notify the Company, the Trustee and DTC by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 4:00 p.m., New York City time, on the Determination Date of the Interest Rate to Maturity applicable to the MOPPRS effective from and including the Remarketing Date.

         (e) In the event that the MOPPRS are remarketed as provided herein, the Remarketing Dealer shall make, or cause the Trustee to make, payment to the DTC Participant of each tendering Beneficial Owner of MOPPRS subject to remarketing, by book entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS, of 100% of the principal amount of the tendered MOPPRS that have been purchased for remarketing by the Remarketing Dealer. The Company shall make, or cause the Trustee to make, payment of interest to each Beneficial Owner of MOPPRS due on the Remarketing Date by book entry through DTC by the close of business on the Remarketing Date.

         (f) Subject to Section 11(c) of this Agreement, in the event that (i) the Remarketing Dealer for any reason does not notify the Company of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the Determination Date, or (ii) prior to the Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before the Determination Date, or
(iii) the Remarketing Dealer has terminated this Agreement pursuant to Section 8 or Section 11 hereof at any time after the Remarketing Dealer elects on the Notification Date to remarket the MOPPRS, or (iv) the Remarketing Dealer for any reason does not elect, by notice to the Company, and the Trustee not later than the Notification Date, to purchase the MOPPRS for remarketing on the Remarketing Date, or (v) the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date, the Company shall repurchase the MOPPRS as a whole on the Remarketing Date at a price equal to 100% of the principal amount of the MOPPRS plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. In any such case, payment will be made by the Company through the Trustee to the DTC Participant of each tendering Beneficial Owner of MOPPRS, by book-entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS.

         (g) If the Remarketing Dealer elects to remarket the MOPPRS as provided in clause (c) above, then not later than the Business Day immediately preceding the Determination Date, the Company shall notify the Remarketing Dealer and the Trustee if the Company irrevocably elects to exercise its right to redeem the MOPPRS, in whole but not in part, from the Remarketing Dealer on the Remarketing Date at the Optional Redemption Price. The "Optional Redemption Price" shall be the greater of (i) 100% of the principal amount of the MOPPRS and (ii) the Dollar Price, plus in either case accrued and unpaid interest from the Remarketing Date on the principal amount being redeemed to the date of redemption. If the Company elects to redeem the MOPPRS, it shall pay the redemption price therefor in same-day funds by wire transfer to an account designated by the Remarketing Dealer on the Remarketing Date.

              (h) The Remarketing Dealer may, in accordance with the terms of the Indenture, modify the tender and settlement procedures set forth in the Indenture in order to facilitate the tender and settlement process.

              (ii) The tender and settlement procedures described above, including provisions for payment by purchasers of MOPPRS in the remarketing or for payment to selling Beneficial Owners of tendered MOPPRS, may be modified to the extent required by DTC or, if agreed to by the Remarketing Dealer in accordance with Section 8(b)(viii) of this Agreement, to the extent required to facilitate the tender and remarketing of MOPPRS in certificated form, if the book-entry system is no longer available for the MOPPRS at the time of the remarketing.

         Section 5. Fees and Expenses. Subject to Section 11 of this Agreement, for its services in performing its duties set forth herein, the Remarketing Dealer will not receive any fees or reimbursement of expenses from the Company.

         Section 6. Resignation of the Remarketing Dealer. The Remarketing Dealer may resign and be discharged from its duties and obligations hereunder at any time, such resignation to be effective 10 days after delivery of a written notice to the Company and the Trustee of such resignation. The Remarketing Dealer also may resign and be discharged from its duties and obligations hereunder at any time, such resignation to be effective immediately, upon termination of this Agreement in accordance with Section 11(b) hereof. It shall be the sole responsibility of the Company to appoint a successor Remarketing Dealer if it desires to do so.

         Section 7. Dealing in the MOPPRS; Purchase of MOPPRS by the Company.
(a) Merrill Lynch, when acting as the Remarketing Dealer or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the MOPPRS. Merrill Lynch, as Holder or Beneficial Owner of the MOPPRS, may exercise any vote or join as a Holder or Beneficial Owner, as the case may be, in any action which any Holder or Beneficial Owner of MOPPRS may be entitled to exercise or take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder. The Remarketing Dealer, in its capacity either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

         (b) The Company may purchase MOPPRS in the remarketing, provided that the Interest Rate to Maturity established with respect to MOPPRS in the remarketing is not different from the Interest Rate to Maturity that would have been established if the Company had not purchased such MOPPRS.

         Section 8. Conditions to Remarketing Dealer's Obligations. The obligations of the Remarketing Dealer under this Agreement have been undertaken in reliance on, and shall be subject to, (a) the due performance by the Company of its obligations and agreements as set forth in this Agreement and the accuracy of the representations and warranties in this Agreement and any certificate delivered pursuant hereto, and (b) the further condition that none of the following events shall have occurred at any time:

              (i) the rating of any securities of the Company shall have been down-graded or put under surveillance or review, including being put on CreditWatch or Watch

         List with negative implications, or withdrawn by a nationally recognized statistical rating organization;

              (ii) without the prior written consent of the Remarketing Dealer, the Indenture (including the MOPPRS) shall have been amended in any manner, or otherwise contain any provision not contained therein as of the date hereof, that in either case in the reasonable judgment of the Remarketing Dealer materially changes the nature of the MOPPRS or the remarketing procedures (it being understood that, notwithstanding the provisions of this clause (ii), the Company shall not be prohibited from amending the Indenture);

              (iii) trading in any securities of the Company or SDG shall have been suspended or materially limited by the Commission or the New York Stock Exchange, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market shall have been suspended or materially limited, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices shall have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or if a banking moratorium shall have been declared by either Federal or New York authorities;

              (iv) there shall have occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Remarketing Dealer, impracticable or inadvisable to remarket the MOPPRS or to enforce contracts for the sale of the MOPPRS;

              (v) an Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing;

              (vi) a material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, shall have occurred;

              (vii) if a Prospectus is required under the 1933 Act to be delivered in connection with the remarketing of the MOPPRS, the Company shall fail to furnish to the Remarketing Dealer on the Remarketing Date the officers' certificate, opinion and comfort letter referred to in
         Section 3(e) of this Agreement and such other documents and opinions as counsel for the Remarketing Dealer may reasonably require for the purpose of enabling such counsel to pass upon the sale of MOPPRS in the remarketing as herein contemplated and related proceedings, or in order to evidence the accuracy and completeness of any of the representations and warranties, or the fulfillment of any of the conditions, herein contained;

              (viii) the MOPPRS are not maintained in book-entry form with DTC or any successor thereto; provided, that the Remarketing Dealer, in its sole discretion and subject to receipt of an opinion of counsel for the Company reasonably satisfactory to the Remarketing Dealer, may waive the foregoing condition if in the Remarketing Dealer's judgment the Indenture and the MOPPRS can be amended, and they are amended, so as to permit the remarketing of the MOPPRS in certificated form and otherwise as contemplated herein; or

              (ix) not later than 10 Business Days prior to the Remarketing Date (such tenth Business Day prior to the Remarketing Date, the "Transferability Determination Date"), (A) less than 100% of the aggregate principal amount of the Original MOPPRS have been exchanged for Exchange Offer MOPPRS or otherwise registered pursuant to a shelf registration statement, in each case as contemplated by the Registration Rights Agreement and (B) as to any Original MOPPRS not so exchanged or otherwise registered, the Company has not provided to the Remarketing Dealer an opinion of counsel reasonably satisfactory to the Remarketing Dealer to the effect that such MOPPRS are not "restricted securities" within the meaning of the 1933 Act Regulations;

and the Remarketing Dealer shall have received on the Remarketing Date a certificate of the chief executive officer and of the chief financial officer of the Company, dated as of the Remarketing Date, to the effect that (i) the representations and warranties in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Remarketing Date, (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Remarketing Date and (iii) none of the events specified in the preceding clause
(b) has occurred.

         (c) In furtherance of the foregoing, the effectiveness of the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS shall be subject to the condition that the Remarketing Dealer shall have received a certificate of the chief executive officer and of the chief financial officer of the Company, dated as of the Notification Date, to the effect that (i) the Company has, prior to the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS, provided the Remarketing Dealer with notice of all events as required under Section 3(a) of this Agreement, (ii) the representations and warranties in this Agreement are true and correct at and as of the Notification Date and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Notification Date. Such certificate shall be delivered by the Company to the Remarketing Dealer as soon as practicable following notification by the Remarketing Dealer to the Company on the Notification Date of its election to remarket the MOPPRS and in any event prior to the Determination Date.

         In the event of the failure of any of the foregoing conditions, the Remarketing Dealer may terminate its obligations under this Agreement or redetermine the Interest Rate to Maturity as provided in Section 11.

         Section 9. Indemnification. (a) The Company agrees to indemnify and hold harmless the Remarketing Dealer and its officers, directors and employees and each person, if any, who controls the Remarketing Dealer within the meaning of Section 20 of the 1934 Act as follows:

                  (i) against any loss, liability, claim, damage and expense whatsoever, as incurred, arising out of, (A) the failure to have an effective Registration Statement under the 1933 Act relating to the MOPPRS, if required, or the failure to satisfy the prospectus delivery requirements of the 1933 Act because the Company failed to provide the Remarketing Dealer with a Prospectus for delivery, or (B) any untrue statement or alleged untrue statement of a material fact contained in any of the Remarketing Materials (including any incorporated documents), or (C) the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or (D) any violation by the Company of, or any failure by the Company to perform any of its obligations under, this Agreement, or (E) the acts or omissions of the Remarketing Dealer in connection with its duties and obligations to determine the Interest Rate to Maturity hereunder except that are finally judicially determined to be due to its gross negligence or willful misconduct;

                  (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever arising out of, or based upon, any of items (A) through (E) in clause (i) above; provided that (subject to clause (d) below) such settlement is effected with the written consent of the Company, which consent shall not be unreasonably withheld; and

                  (iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Remarketing Dealer), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever arising out of, or based upon, any of items (A) through (E) in clause (i) above to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that the foregoing indemnity shall not apply to any losses, liabilities, claims, damages and expenses to the extent arising out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Remarketing Dealer expressly for use in the Remarketing Materials.

         (b) The Remarketing Dealer agrees to indemnify and hold harmless the Company, its directors and each of its officers who signed the Registration Statement, from and against any loss, liability, claim, damage and expense, as incurred, but only with respect to untrue statements or omissions made in the Remarketing Materials in reliance upon and in conformity with information furnished to the Company in writing by the Remarketing Dealer expressly for use in such Remarketing Materials. The indemnity agreement in this paragraph shall extend upon the same terms and conditions to each person, if any, who controls the Company within the meaning of Section 20 of the 1934 Act.

         (c) Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to clause (a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to clause (b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 9 or Section 10 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission or fault, culpability or a failure to act by or on behalf of any indemnified party.

         (d) If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by clause (a) (ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

         (e) The indemnity agreements contained in this Section 9 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Dealer, and shall survive the termination or cancellation of this Agreement and the remarketing of any MOPPRS hereunder.

         Section 10. Contribution. If the indemnification provided for in
Section 9 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Remarketing Dealer on the other hand from the remarketing of the MOPPRS pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause
(i) above but also the relative fault of the Company on the one hand and of the Remarketing Dealer on the other hand in connection with the acts, failures to act, statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

         The relative benefits received by the Company on the one hand and the Remarketing Dealer on the other hand in connection with the remarketing of the MOPPRS pursuant to this Agreement shall be deemed to be in the same respective proportions as (i) the aggregate principal amount of the MOPPRS, and (ii) the aggregate positive difference, if any, between the price at which the

MOPPRS are sold by the Remarketing Dealer in the remarketing and the price paid by the Remarketing Dealer for the MOPPRS tendered on the Remarketing Date.

         The relative fault of the Company on the one hand and the Remarketing Dealer on the other hand shall be determined by reference to, among other things, the responsibility hereunder of the applicable party for any act or failure to act relating to the losses, liabilities, claims, damages or expenses incurred or, in the case of any losses, liabilities, claims, damages or expenses arising out of any untrue or alleged untrue statement of a material fact contained in any of the Remarketing Materials or the omission or alleged omission to state a material fact therefrom, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Remarketing Dealer and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         The Company and the Remarketing Dealer agree that it would not be just and equitable if contribution pursuant to this Section 10 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 10. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 10 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such act or failure to act or untrue or alleged untrue statement or omission or alleged omission.

         Notwithstanding the provisions of this Section 10, the Remarketing Dealer shall not be required to contribute any amount in excess of the amount by which the total price at which the MOPPRS remarketed by it and resold to the public were sold to the public exceeds the amount of any damages which the Remarketing Dealer has otherwise been required to pay by reason of any act or failure to act for which it is responsible hereunder or any untrue or alleged untrue statement or omission or alleged omission.

         No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         For purposes of this Section 10, each person, if any, who controls the Remarketing Dealer within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Remarketing Dealer, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the

Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

         Section 11. Termination of Remarketing Agreement or Redetermination of Interest Rate to Maturity. (a) This Agreement shall terminate as to the Remarketing Dealer on the effective date of the resignation of the Remarketing Dealer pursuant to Section 6 hereof or the repurchase of the MOPPRS by the Company pursuant to Section 4(g) hereof or the redemption of the MOPPRS by the Company pursuant to Section 4(h) hereof.

         (b) In addition, the Remarketing Dealer may terminate all of its obligations under this Agreement immediately by notifying the Company and the Trustee of its election to do so, at any time on or before the Remarketing Date, in the event that: (i) any of the conditions referred to or set forth in Section 8(a) hereof have not been met or satisfied in full, (ii) any of the events set forth in Section 8(b) shall have occurred at any time or (iii) the Remarketing Dealer determines, in its sole discretion, after consultation with the Company, that it shall not have received all of the information, whether or not specifically referenced herein, necessary to fulfill its obligations under this Agreement.

         (c) Notwithstanding any provision herein to the contrary, in lieu of terminating this Agreement pursuant to Section 11(b) above, upon the occurrence of any of the events set forth therein, the Remarketing Dealer, in its sole discretion at any time between the Determination Date and 3:30 p.m., New York City time, on the Business Day immediately preceding the Remarketing Date, may elect to purchase the MOPPRS for remarketing and determine a new Interest Rate to Maturity in the manner provided in Section 4(d) of this Agreement, except that for purposes of determining the new Interest Rate to Maturity pursuant to this paragraph the Determination Date referred to therein shall be the date of such election and redetermination. The Remarketing Dealer shall notify the Company, the Trustee and DTC by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 4:00 p.m., New York City time, on the date of such election, of the new Interest Rate to Maturity applicable to the MOPPRS. Thereupon, such new Interest Rate to Maturity shall supersede and replace any Interest Rate to Maturity previously determined by the Remarketing Dealer and, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the MOPPRS on or after the Remarketing Date, the Company and the Trustee; provided, however, that the Remarketing Dealer, by redetermining the Interest Rate to Maturity upon the occurrence of any event set forth in Section 11(b) as set forth above, shall not thereby be deemed to have waived its right to determine a new Interest Rate to Maturity or terminate this Agreement upon the occurrence of any other event set forth in
Section 11(b).

         (d) If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party, except that, in the case of termination pursuant to Section 11(b) of this Agreement, the Company shall reimburse the Remarketing Dealer for all of its out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Remarketing Dealer, and except further as set forth in Section 11(e) below. Sections 1, 9, 10, 11(d) and 11(e) shall survive such termination and remain in full force and effect.

         (e) In the case of either (i) termination of this Agreement after the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS pursuant to Section 11(b) (but with respect to events or circumstances giving rise to such right of termination that occur or arise prior to the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS, only if, in the judgment of the Remarketing Dealer, the effect thereof is to make it illegal or impracticable for the Remarketing Dealer to remarket the MOPPRS) or (ii) termination of this Agreement due to the occurrence, prior to the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS, of any event set forth in Section 8(b)(ii), (v) or (viii), upon the request of the Remarketing Dealer, the Company shall immediately following the Call Price Determination Date (as defined below) pay the Remarketing Dealer, in same-day funds by wire transfer to an account designated by the Remarketing Dealer, the fair market value, calculated as set forth below, of the Remarketing Dealer's right to purchase and remarket the MOPPRS pursuant to this Agreement (the "Call Price").

         In the case of termination of this Agreement pursuant to Section 11(b) after the Remarketing Dealer elects on the Notification Date to remarket the MOPPRS, the Call Price shall be equal to the excess of (i) the Dollar Price of the MOPPRS determined as provided in Section 4 over (ii) the aggregate principal amount of the MOPPRS.

         In the case of termination of this Agreement due to the occurrence, prior to the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS, of any event set forth in Section 8(b)(ii), (v) or (viii), the Call Price shall be determined in good faith by the Remarketing Dealer on a commercially reasonable basis by reference to, among other factors, the formulation set forth in the preceding paragraph.

         The Remarketing Dealer shall determine the applicable Call Price on the Business Day immediately following the date of termination or notification of the occurrence, prior to the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS, of any event set forth in Section 8(b)(ii), (v) or
(viii), as the case may be, or as soon as practicable thereafter (the "Call Price Determination Date"). The Remarketing Dealer shall promptly notify the Company of the Call Price Determination Date and the Call Price by telephone, confirmed in writing (which may include facsimile or other electronic transmission). The Call Price, absent manifest error, shall be binding and conclusive upon the parties hereto.

         Notwithstanding the foregoing, in the case of the failure of the conditions set forth in Section 8(b)(ix), then at any time after the Transferability Determination Date, the Remarketing Dealer in its sole discretion may either terminate this Agreement and receive payment of the Call Price in full, calculated as provided in the second paragraph of this Section 11(e) and payable as provided in the immediately preceding paragraph, or, in lieu thereof, elect to (i) not terminate this Agreement, (ii) receive a pro rata portion (as determined in good faith by the Remarketing Dealer) of the Call Price, calculated as provided in the second paragraph of this Section 11(e) and payable as provided in the immediately preceding paragraph, based on the aggregate principal amount of the MOPPRS as to which the requisite opinion has not been delivered and (iii) retain its right to elect to remarket as provided herein the balance of the principal amount of MOPPRS outstanding.

         If the Company seeks to redeem all or any portion of the MOPPRS prior to the Remarketing Date, and the Remarketing Dealer, in its sole discretion in accordance with Section 3(f), gives its consent to all or any portion of the MOPPRS being so redeemed, the Remarketing Dealer in its sole discretion may, as a condition to the granting of such consent, either (i) require this Agreement to be terminated and the Call Price paid in full (the amount of such Call Price to be determined in good faith by the Remarketing Dealer and to be calculated and payable as provided in the third full paragraph of this Section 11(e)), or
(ii) in lieu thereof, elect to (x) not terminate this Agreement, (y) receive a pro rata portion of the Call Price as determined in good faith by the Remarketing Dealer, calculated and payable as provided in the third full paragraph of this Section 11(e), based on the aggregate principal amount of the MOPPRS repurchased or subject to repurchase and (z) retain its right to elect to remarket as provided herein the portion of the MOPPRS remaining outstanding.

         (f) This Agreement shall not be subject to termination by the Company.

         Section 12. Remarketing Dealer's Performance; Duty of Care. The duties and obligations of the Remarketing Dealer shall be determined solely by the express provisions of this Agreement and the Indenture. No implied covenants or obligations of or against the Remarketing Dealer shall be read into this Agreement or the Indenture. In the absence of bad faith on the part of the Remarketing Dealer, the Remarketing Dealer may conclusively rely upon any document furnished to it, which purports to conform to the requirements of this Agreement and the Indenture, as to the truth of the statements expressed in any of such documents. The Remarketing Dealer shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties. The Remarketing Dealer shall incur no liability hereunder to any Beneficial Owner or Holder of MOPPRS in its individual capacity or as

Remarketing Dealer for any action or failure to act in connection with the remarketing or otherwise. The Remarketing Dealer shall incur no liability to the Company with respect to calculation of the Interest Rate to Maturity, except as a result of gross negligence or willful misconduct on its part.

         Section 13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE.

         Section 14. Term of Agreement. Unless otherwise terminated in accordance with the provisions hereof, this Agreement shall remain in full force and effect from the date hereof until the earlier of the first day thereafter on which no MOPPRS are outstanding or the completion of the remarketing of the MOPPRS. Regardless of any termination of this Agreement pursuant to any of the provisions hereof, the obligations of the Company pursuant to Sections 9, 10 and 11 hereof shall remain operative and in full force and effect until fully satisfied.

         Section 15. Successors and Assigns. The rights and obligations of the Company hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Dealer, except that the rights and obligations of the Company hereunder may be assigned or delegated to any successor corporation under the Indenture with the prior written consent of the Remarketing Dealer which consent shall not be unreasonably withheld. This Agreement shall inure to the benefit of and be binding upon the Company and the Remarketing Dealer and their respective successors and assigns, and will not confer any benefit upon any other person, partnership, association or corporation other than persons, if any, controlling the Remarketing Dealer within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, or any indemnified party to the extent provided in Section 9 hereof, or any person entitled to contribution to the extent provided in Section 10 hereof. The terms "successors" and "assigns" shall not include any purchaser of any MOPPRS merely because of such purchase.

         Section 16. Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provisions of this Agreement.

         Section 17. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

         Section 18. Counterparts. This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

         Section 19. Amendments. This Agreement may be amended by any instrument in writing signed by each of the parties hereto so long as this Agreement as amended is not inconsistent with the Indenture in effect as of the date of any such amendment.

         Section 20. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing (which may include facsimile or other electronic transmission) and shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

         (a)  to the Company:

                           Simon DeBartolo Group, L.P.
                           National City Center
                           115 West Washington Street, Suite 15 East
                           Indianapolis, Indiana 46204
                           Attention: David Simon
                           Facsimile No.: (317) 263-7177

         (b) to Merrill Lynch:

                           Merrill Lynch, Pierce, Fenner & Smith Incorporated North Tower
                           World Financial Center
                           New York, New York  10281-1307
                           Attention: Swaps Option Desk
                           Facsimile No.: (212) 449-8920

                           With a copy to: Scott Primrose/Transaction Management Group
                           Facsimile No.: (212) 449-2234

or to such other address as the Company or the Remarketing Dealer shall specify in writing.

         IN WITNESS WHEREOF, each of the Company and the Remarketing Dealer has caused this Remarketing Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

                                           SIMON DEBARTOLO GROUP, L.P.

                                           By:     SD Property Group, Inc.
                                                    Managing General Partner



                                           By
                                               -------------------------------
                                             Name:
                                             Title:


                                           MERRILL LYNCH, PIERCE, FENNER & SMITH
                                           INCORPORATED



                                           By
                                               -------------------------------
                                                    Authorized Signatory